Contract No. NGFSA9620   (Texas Gas Swing Agreement)

              NATURAL GAS FIRM SUPPLY AGREEMENT

This Natural Gas Firm Supply Agreement ("Agreement"), is made, entered into, and effective, as of the 1st day of December, 1995 by and between TENNECO GAS MARKETING COMPANY, and INDIANA GAS COMPANY, INC. (Buyer).

                          Recitals

 1. Seller is a corporation incorporated and existing under the laws of the State of Kentucky with its principal place of business at 1100 Louisiana, Houston, Texas
     77252-2511.

 2. Buyer is a corporation incorporated and existing under the laws of the State of Indiana, with its principal place of business at 1630 North Meridian Street, Indianapolis, Indiana.

 3. This Agreement contains the mutual promises, warranties, and covenants pursuant to which Buyer as a purchaser of natural gas, and Seller as a merchant of natural gas, shall perform the transactions described herein.

4. Under this Agreement, Seller agrees to provide natural gas on a firm basis, consistent with the terms and conditions contained herein.

     Definitions

          As used herein, the following words shall have the following definitions:

          A.   The term "Transporter" shall mean Texas Gas
               Transmission Corporation, or its successor.

          B.   The term "Transporter's Tariff"
               shall mean the tariff provisions of
               Transporter, as approved by the Federal
               Energy Regulatory Commission, or any
               successor thereto, ("FERC"), including
               changes to such tariff made after this
               Agreement is effective, and Buyer's
               contractual arrangements with Transporter.
               If FERC should determine that
               Transporter's Tariff shall cease to apply, in whole or in part, to transactions hereunder, the parties will promptly meet to determine and negotiate mutually acceptable replacement guidelines and standards. In that event, until an agreement is reached, the most recently effective Transporter's Tariff shall continue to apply.

          C.   The term "Btu" shall mean British
               thermal unit, as defined in Transporter's
               Tariff.

          D.   The term "Contract Month" shall
               mean a calendar month during the
               effectiveness of this Agreement, as
               interpreted in light of Transporter's tariff.

          E.   The term "Day" shall be defined as
               it is defined in Transporter's Tariff, or as applied by Transporter.

          F.   The term "Gas" shall mean natural
               gas, which shall meet the quality
               specifications in this Agreement and
               Transporter's Tariff.

          G.   The terms "MMBtu," "Dekatherm" or
               "DTH" shall mean one million (1,000,000)
               British thermal units.

          H.   The term "Maximum Daily Quantity"
               shall mean the quantity of gas which Seller shall stand ready to supply as nominated by Buyer for purchase on a particular day; as specified in Section 2 below.

          I.   The term "Nominated Daily Quantity"
               shall mean the quantity of Gas scheduled by Buyer pursuant to paragraph 2 of this Agreement.

          J.   The term "Receipt Point(s)" shall
               mean the point or points on Transporter's system where Gas quantities are delivered hereunder by Seller to Buyer.

 1. Term: The term of this Agreement shall be from December 1, 1995 through February 28, 1998.

 2.  Quantity and Nominations:

     (a) Purchase Quantity - Subject to the terms and conditions of this Agreement, Buyer shall purchase and receive and Seller shall sell and deliver a quantity of gas equal to the Nominated Daily Quantity specified by Buyer pursuant to Section 2(c) below, not to exceed the Maximum Daily Quantity.

     (b) Maximum Quantity - The maximum quantity of gas that Seller is obligated to sell and deliver and that Buyer is entitled to nominate and purchase under this Agreement (herein referred to as the "Maximum Daily Quantity") shall be equal to the volumes listed in the table below.

          Month                         Quantity
          November            -              0 MMBtu per day
          December            -         40,000 MMBtu per day
          January             -         40,000 MMBtu per day
          February            -         40,000 MMBtu per day
          March               -              0 MMBtu per day
          April               -              0 MMBtu per day
          May                 -              0 MMBtu per day
          June                -              0 MMBtu per day
          July                -              0 MMBtu per day
          August              -              0 MMBtu per day
          September           -              0 MMBtu per day
          October             -              0 MMBtu per day

     (c)  Nominated Daily Quantity - On or before
          twenty-four (24) hours prior to Transporter's nomination deadline, Buyer will provide Seller with a nomination specifying the quantity of gas to be purchased and received ("Nominated Daily Quantity"). The Nominated Daily Quantity nominated by Buyer may range from 0% to 100% of the Maximum Daily Quantity by providing Seller notice of the change on or before twenty-four (24) hours prior to Transporter's nomination deadline.

     (d) Manner of Submitting Nominations - Buyer may provide the nominations set forth above in this section either orally (including by telephone) or in writing (including by fax), but an oral nomination must be followed by written confirmation within twenty-four (24) hours.

     (e)  No Minimum Nomination and Take Requirement -
          Except as otherwise provided in this Agreement concerning the Nominated Daily Quantity, no provision of this Agreement shall be construed to require Buyer to purchase or take any minimum quantity of Gas, or to pay commodity charges for any minimum quantity not taken.

 3. Price: Subject to the terms of this Agreement, Buyer shall pay to Seller a Reservation Charge and a Commodity Charge. Those charges shall be determined as follows:

     (a)  Reservation Charge - Each Contract Month,
          Buyer shall pay to Seller an amount determined by multiplying the applicable Maximum Daily
          Quantity set forth in Paragraph 2 above by the Reservation Rate set forth for that particular
          Contract Month in the following schedule:

          Contract Month                Reservation Rate

          November                      $0.000 Per MMBtu
          December                      $0.035 Per MMBtu
          January                       $0.035 Per MMBtu
          February                      $0.035 Per MMBtu
          March                         $0.000 Per MMBtu
          April                         $0.000 Per MMBtu
          May                           $0.000 Per MMBtu
          June                          $0.000 Per MMBtu
          July                          $0.000 Per MMBtu
          August                        $0.000 Per MMBtu
          September                     $0.000 Per MMBtu
          October                       $0.000 Per MMBtu

     (b) Commodity Charge - Buyer and Seller intend to apply a method of daily pricing, figured from a commodity price index, to commodity sales under this Agreement. Buyer shall pay to Seller each Contract Month an amount determined by summing all applicable "Daily Amounts" for the Contract Month. A "Daily Amount" shall apply to each day during the Contract Month for which Buyer has nominated quantities for purchase. The "Daily Amounts" shall be determined by multiplying i) the quantities of Gas actually delivered to Buyer under this Agreement at the Receipt Point(s) for the particular Day of the Contract Month, up to Buyer's Nominated Daily Quantity, ii) by a price per MMBtu determined using the arithmetic average of the high and low prices in the price range reported in Gas Daily, in the table "DAILY PRICE SURVEY", for "Louisiana--Onshore South, Texas Gas", for the applicable Day, which price shall be deemed to be a delivered price to the Receipt Point(s), inclusive of actual transportation charges (including ACA, GRI, fuel, all applicable surcharges, gathering costs, transition costs, and take or pay, or other costs, if any) from the wellhead to the Receipt Point(s), and shall include all royalties and all present and future production, delivery, severance, and excise taxes, and all other costs of delivery to the Receipt Point(s). As to any Day for which Gas Daily for any reason (e.g. holidays and weekends) does not publish the above referenced prices, the applicable prices shall be that utilized for the last prior Day such as published.

          If a Receipt Point(s) other than mainline
          Receipt Point(s) is used, any gathering, transportation or other costs imposed on Buyer to transport the gas to Transporter's mainline shall be deducted from the Commodity Charge.

     (c) Applicable Commodity Charge Index. If at any time Gas Daily (or any successor publication selected hereunder) is no longer published, or if the specific postings referenced in Gas Daily are no longer published, or no longer reflect the original posting methodology used at the time of the execution of this Agreement, the commodity price shall be temporarily determined by reference to applicable price postings in NGI's Daily Gas Price Index and the Parties shall promptly negotiate a new mutually agreeable method and/or successor publication from which to determine commodity pricing.

 4. Taxes: Subject to the terms of this Agreement, Seller shall pay all taxes imposed with respect to the Gas delivered to Buyer hereunder prior to delivery at the Receipt Point(s) and Buyer shall pay all taxes imposed upon Buyer with respect to such Gas on and after delivery thereof to Buyer at the Receipt Point(s).

 5. Transportation Arrangements: Seller shall be responsible for contracting with and paying for transportation upstream of the Receipt Point and Buyer shall be responsible to contracting with and paying for transportation downstream of the Receipt Point. Buyer and Seller shall cooperate to ensure that nominations (including any necessary adjustments thereto) are made timely and that such nominations reflect the actual expected deliveries and receipts. Seller shall be responsible for nominations with Seller's transporter upstream of the Receipt Point and Buyer shall be responsible for nominations with Transporter downstream from the Receipt Point.

 6. Receipt Point(s): The Receipt Point under this Agreement shall be at Seller's Pool Point on Transporter, Point Zone SL (4563) or Zone 1 (4562). Alternate Receipt Point(s) hereunder shall be at mutually agreeable points of receipt on the mainline system of Transporter. Seller shall have a firm obligation to deliver Gas to Buyer at the Receipt Point(s). Buyer shall have the discretion to waive the requirement that a mainline receipt point be used, provided, however, that no such waiver shall constitute a waiver pertaining to any other or future purchases and any such waiver shall not prejudice the ability of Buyer to insist on future mainline deliveries.

 7. Operations: Buyer and Seller agree to accept for purposes of this Agreement the applicable quality, delivery pressure, measurement requirements and other applicable rules, procedures, guidelines, tariff provisions, contractual arrangements and policies of Transporter, as the same may change from time to time.

 8. Gas Quality: Gas delivered hereunder shall comply with the quality and other specifications of Transporter's Tariff, and shall be merchantable and free from impurities that could affect its safe and normal use, and free from hazardous or toxic substances, wastes, or other contaminants.

 9. Penalties: Seller shall be liable for all penalties, cashouts, or other costs imposed on Buyer or Seller by any third parties, including Seller's transporters and Transporter, to the extent that such penalties are caused by Seller's actions or inactions. Buyer shall be liable for all penalties, cashouts, or other costs imposed on Buyer or Seller by any third parties including Seller's transporters and Transporter, to the extent that such penalties are caused by Buyer's actions or inactions. Seller agrees to use all reasonable efforts to minimize the possibility of imbalance at the Receipt Point(s) associated with Buyer's quantities.

10. Measurement: Measurement and determination of the quantity of Gas delivered to Buyer at the Delivery
     Point(s) shall be made in accordance with the measurement procedures provided in Transporter's
     Tariff.

11.  Billing and Payment:

     (a) On or before the tenth (10th) day following each Contract Month, Seller shall furnish, or have furnished, one statement to Buyer stating the quantity of Gas delivered to the Receipt Point(s) for Buyer in the preceding month and the total dollar amount due Seller pursuant to this Agreement (the "Statement"). Seller's Statement shall reflect both Reservation and Commodity Charges due to Seller for the preceding Contract Month. As to Commodity Charges, Seller's Statement shall be based on the quantity of Gas nominated by Buyer in such month, unless actual information is available indicating Buyer received less than the nominated quantity, in which event the statement shall be based on the actual information or best available estimate. On or before the twenty fifth day of the month or the tenth day following the receipt of Seller's statement ("Due Date"), whichever is later, Buyer shall make wire transfer to the account stated on the invoice.

     (b) Buyer shall have the right to offset amounts payable by Seller, due from Seller to Buyer, or costs attributable to Seller against any payments from Buyer to Seller under this Agreement.

     (c) Interest shall accrue on all late payments commencing on the applicable Due Date at the then current prime rate of National City Bank, Indianapolis, Indiana, or its successor, or the maximum lawful rate, whichever is lower.

     (d)  If the Statements above are based on
          nominations or estimates of quantities delivered, Seller shall have the duty to promptly reconcile such amounts with actual deliveries and remedy the imbalance in accordance with the procedures specified in Paragraphs 9 and 14 and as otherwise provided herein, and in accordance with Transporter's procedures.

12. Force Majeure: All obligations of the parties to this Agreement shall be suspended while and only for so long as compliance is prevented by a cause beyond the control of the party claiming force majeure, such as an "Act of God", war, civil disturbance, Federal or State or local law, or binding order of a court or governmental agency, provided the suspension shall be only to the extent performance was prevented by the event of force majeure and provided the party claiming force majeure provides immediate notice by telephone and followed by prompt written notice by telecopy with reasonably full particulars to the other party at or near the commencement of such force majeure. Notwithstanding the foregoing, the events of occurrences described above shall relieve Seller of its obligations under this Agreement only to the extent Seller's performance is prevented and only after Seller has first curtailed all interruptible sales of Gas supplies to be delivered to Transporter's system. Seller agrees to provide Buyer with no less than Buyer's pro-rata share of Seller's available firm supply on Transporter. A party claiming force majeure hereunder shall have the duty to make all reasonable efforts to remedy the force majeure condition as promptly as possible.

     Nothing in this force majeure provision shall serve to absolve a party hereto from liability for its own negligence or failure to exercise reasonable care in performance of this Agreement.

     The term force majeure specifically excludes the following occurrences or events:


     (a) the loss, interruption, or curtailment of interruptible transportation on either Transporter or any third party transporter to effect receipt or delivery of Gas hereunder;

     (b)  decreases in natural Gas supply due to
          allocation or reallocation of production by well operators, prorationing, or for other reasons; or

     (c) failure of specific, individual wells or appurtenant facilities in the absence of a force majeure event broadly affecting other wells in the same geographic area.

     (d) the ability or inability of a party to recover the costs to be paid hereunder from its customers, or the issuance of a rule, regulation, order or decision by a state or federal governmental agency which would subject either party to a detrimental economic effect from continued performance due to the effectiveness of the new rules, regulations, or tariff provisions.

     Notice of force majeure must be sent immediately, without regard to standard business hours, by telephone and telecopy, with hard copy sent by overnight mail, to each of the representatives for Buyer or Seller designated below.

     BUYER:                             SELLER:

Indiana Gas Company, Inc.          TENNECO GAS MARKETING COMPANY
Attn:  John R. Talley              Attn:  John Greehey
       Gas Supply                  1010 Milam (IFP 10th Floor)
1630 N. Meridian Street            Houston, TX 77252-2511
Indianapolis, IN 46202             Phone:  (713) 757-6285
Phone: (317) 321-0479              Pager:  (800) 562-4950
Telecopy:  (317) 921-2760          Telecopy: (713) 757-6356
          and
Indiana Gas Company, Inc.
Attn:  Gas Control
1630 N. Meridian Street
Indianapolis, IN 46202
Phone:  (317) 321-0535
Telecopy: (317) 321-0787

13.  Possession and Warranty of Title:

     (a) As between the parties hereto, Seller shall be in exclusive control and possession of the Gas delivered hereunder until the same shall have been received by Transporter for Buyer's account at the Receipt Point(s). Upon such delivery and receipt, control and possession will transfer to Transporter, provided however, that this provision does not relieve Seller of its responsibility for injuries or damage caused if Seller fails to meet the quality standards of this Agreement, or Transporter's Tariff. Title to Gas delivered hereunder shall pass at the Receipt Point(s).

     (b) Seller warrants to Buyer that it has good and marketable title and/or authority to sell all Gas delivered hereunder and such Gas is free and clear from all liens, claims, and encumbrances of every kind. Seller will indemnify and save Buyer harmless against all losses, damages and expenses of every character including, but not limited to, reasonable attorneys' fees, with respect to the Gas delivered by it to Buyer on account of royalties, taxes, payments or other charges applicable prior to delivery of the Gas hereunder, as well as any liens, encumbrances and claims of every kind.

14.  Failure To Deliver or Take:

     (a) If Seller fails to deliver the Nominated Daily Quantity during any Month and such inability to deliver is not excused under this Agreement, then Seller shall reimburse Buyer for the amount of increased cost to Buyer of acquiring replacement gas during the same Month. The amount owed by Seller to Buyer hereunder shall be calculated as the product of (A) the difference, if positive, between (i) the increased price paid by Buyer for replacement gas, including any additional transportation and fuel costs incurred by Buyer to receive such replacement gas and (ii) the then applicable Commodity Charge and (B) the difference between the Nominated Daily Quantity and the quantity of gas actually delivered by Seller. Buyer agrees to act in good faith in purchasing such replacement gas so as to minimize Seller's obligations to Buyer under this Section.

     (b) If Buyer fails to purchase the Nominated Daily Quantity during any Month and such inability to purchase is not excused under this Agreement, then Buyer shall reimburse Seller for the loss resulting therefrom. The amount owed by Buyer to Seller hereunder shall be calculated as the product of (A) the difference, if positive, between (i) the then applicable Commodity Charge and (ii) the lesser price received by Seller from a third party purchaser, including any additional transportation and fuel costs incurred by Seller to deliver gas to a third party purchaser and (B) the difference between the Nominated Daily Quantity and the quantity of gas actually purchased by Buyer. Seller agrees to act in good faith in selling such gas to a third party purchaser so as to minimize Buyer's obligations to Seller under this Section.


     (c) The parties agree that the actual losses incurred by a party as a result of the other party's failure to deliver or purchase quantities would be uncertain and impossible to determine with precision. As a result, payment by Seller and Buyer in accordance with Subsections 14(a) and 14(b) for their failure to deliver or purchase certain quantities of gas, respectively, shall be the failing party's entire and sole liability to the non-failing party, and the right to recover such payment shall be the non-failing party's sole and exclusive remedy, for the failing party's failure or breach of its obligation to deliver or purchase the Nominated Daily Quantity set forth in this Agreement. Payment by Seller or Buyer pursuant to this Section 14 is reasonable compensation for such failures and shall be in lieu of and exclude any and all other liabilities of the failing party. Such payment shall not, however, prevent termination of this Agreement by the non-failing party if the failure to purchase or deliver substantially impairs the value of this Agreement to the non-failing party.

15. Correspondence: Except as provided in Paragraph 12 above, any notice, statement or bill shall be in writing and shall be duly delivered when (i) mailed, postage prepaid, by registered, certified, or first class mail, or (ii) sent by prepaid overnight delivery to the applicable address as follows, or (iii) by telecopy directed to the appropriate person and telecopy number below with hard copy also delivered as in (i) or (ii) above:

          NOTICES                            NOTICES

BUYER:  INDIANA GAS COMPANY,INC. SELLER: TENNECO GAS MARKETING COMPANY
                                         Post Office Box 2511
        1630 N. Meridian St.             1010 Milam (IFP 7th Floor)
        Indianapolis, IN 46202           Houston, TX 77252-2511
     Attn:  John R. Talley            Attn:  Dan Dettmer
               (317) 321-0479         Phone: (713) 757-8677
     Telecopy: (317) 921-2760         Telecopy: (713) 757-6356

     INVOICES                           INVOICES

BUYER: INDIANA GAS COMPANY, INC. SELLER: TENNECO GAS MARKETING COMPANY
        1630 N. Meridian St.               Post Office Box 2511
        Indianapolis, IN 46202             1010 Milam (IFP 7th Floor)
        Attn:  Sharon W. Reeves            Houston, TX 77252-2511
        Phone:  (317) 321-0428             Attn:  Accounting
        Telecopy: (317) 921-2760           Phone:  (713) 757-8677
                                           Telecopy: (713) 757-6356

     PAYMENTS                           PAYMENTS

BUYER: INDIANA GAS COMPANY, INC. SELLER: TENNECO GAS MARKETING COMPANY
        1630 N. Meridian St.             Melon Bank, N.A.
        Indianapolis, IN 46202           Pittsburgh, PA
        Attn:  Sharon W. Reeves          Account #199-8802
        Phone:  (317) 321-0428           ABA 043000261
        Telecopy: (317) 921-2760

16.  Miscellaneous:

     (a) This Agreement is subject to all applicable laws, orders, rules, and regulations of any State or Federal governmental body or official having jurisdiction and both Seller and Buyer agree that the transactions agreed to hereunder shall be conditioned upon compliance with all such laws, orders, rules, and regulations.

     (b) Seller and Buyer expressly agree that laws of the State of Indiana shall govern the validity, construction, interpretation and effect of this Agreement, without regard to principles of conflicts of law.

     (c) Each party shall have the right following the provision of reasonable notice and at all reasonable hours to examine the appropriate books and records of the other party to the extent necessary to verify compliance with this Agreement, including the accuracy of any statement, payment, a force majeure claim or other claimed excuse of performance. In the event an error is discovered and communicated to the other party, such error shall be adjusted promptly.

     (d) During any month, if the quantities of Gas received by Transporter for Buyer at the Receipt Point(s) exceed Buyer's nomination for that month, Seller shall bear the economic burden of any costs incurred by Buyer related to the overdelivery, and with respect to the quantities over Buyer's nomination, Buyer shall have, in addition to any other rights it may have, the right at its discretion to:

          (i)  purchase those quantities at a
               mutually agreeable price; or

         (iii) require Seller to remove those
               quantities from Buyer's account with
               Transporter. Moreover, and in that event, Buyer will have no obligation to Seller with respect to those quantities, and to the extent Buyer has made any payment related to those quantities, Buyer shall be entitled to reimbursement, which reimbursement will occur no later than thirty (30) days from the date the overdelivery is discovered. Buyer shall be entitled to interest on this amount, which shall be computed in accordance with Paragraph 11 (c) of this Agreement and shall accrue commencing with the payment by Buyer.

     (e) Either party may pledge, mortgage or assign its rights hereunder as security for indebtedness. Either party may assign its rights or obligations under this Agreement to a corporate affiliate without the consent of the other party. This Agreement is otherwise non-assignable except with the prior written consent of Buyer and Seller.

     (f)  This Agreement is conditioned on the
          continued solvency of Buyer and Seller. Both parties shall have the right to request reasonable information from the other so as to verify the continued solvency of the other party. If reasonable concerns as to the continued solvency of one party arise, the other party shall be entitled to reasonable assurances of the other party's continued ability to perform. If one party becomes insolvent or seeks bankruptcy relief, the other party may prospectively terminate this Agreement on prior notice without further obligation other than to pay for Gas previously delivered.

     (g) NO INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES - NOTWITHSTANDING ANY OTHER PROVISIONS HEREIN, THE PARTIES HERETO WAIVE ANY AND ALL RIGHTS, CLAIMS, OR CAUSES OF ACTION ARISING UNDER THIS AGREEMENT FOR INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

     (h)  Third Party Beneficiaries - Neither Buyer nor
          Seller intend for the provisions of this Agreement to benefit any third party. No third party shall have any right to enforce the terms of this Agreement against Buyer or Seller.

     (i)  Interpretation - In interpretation and
          construction of this Agreement, no presumption shall be made against any Party on grounds such Party drafted the Agreement of any provision thereof.

     (j) Waiver of Default - No waiver by either Party of one or more defaults or breaches by the other in performance of any of the terms or provisions of this Agreement shall operate or be construed as a waiver of any future default or breach, whether of a like or of a different character.


     (k) Entire Agreement - The terms and conditions contained herein constitute the full and complete agreement between the Parties and any change to be made must be submitted in writing and executed by both Parties.

     (l) Severability - Except as otherwise stated herein, any section declared or rendered unlawful by a court of law or regulatory authority with jurisdiction over the parties or deemed unlawful because of a statutory change will not otherwise affect the lawful obligations that arise under this Agreement.

     (m) Enforceability - Each Party represents that is has all necessary power and authority to enter into and perform its obligations under this Agreement and that this Agreement constitutes a legal, valid and binding obligation of that Party enforceable against it in accordance with its terms, except as such enforceability may be affected by any bankruptcy law or the application of principles of equity.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals.

     "SELLER"

TENNECO

By: ____________________________

Its: ___________________________


     "BUYER"

INDIANA GAS COMPANY, INC.

By: ____________________________

Its:____________________________
State of

County of


                        NOTARIZATION


     Before me appeared                   , who after being

duly sworn, executed this Agreement on behalf of Seller and

acknowledged his authority to sign this contract on behalf

of Seller.








                                       Notary Public
State of Indiana

County of Marion


                        NOTARIZATION


     Before me appeared                   , who after being

duly sworn, executed this Agreement on behalf of Buyer and

acknowledged his authority to sign this contract on behalf

of Buyer.








                                       Notary Public


My Commission Expires:



My County of Residence: